EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsor and Trustee of Equity Investor Fund
Select Series Principled Values Portfolio,
Defined Asset Funds

We consent to the use in this Registration Statement No. 333-32181 of our opinion dated January 8, 1998, relating to the Statement of Condition of Equity Investor Fund, Select Series Principled Values Portfolio, Defined Asset Funds and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
January 8, 1998